UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 23, 2003


                    Federal Agricultural Mortgage Corporation
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


     Federally chartered
      instrumentality of
      the United States                     0-17440           52-1578738
 (State or other jurisdiction of         (Commission       (I.R.S. Employer
 incorporation or organization)          File Number)      Identification No.)



1133 21st Street, N.W., Suite 600, Washington, D.C.                 20036
     ---------------------------------------------------         ------------
      (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
         (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99    Press release dated April 23, 2003.

Item 9.  Regulation FD Disclosure.

     On April 23, 2003, the Registrant issued a press release to announce the Registrant's financial results for first quarter 2003. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference.

     The information set forth above is being furnished under "Item 9. Regulation FD Disclosure" and "Item 12. Results of Operations and Financial Condition."

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      April 23, 2003

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                           Press Release Dated April 23, 2003         5

                                                                    Exhibit 99


                                   FARMER MAC

                                      NEWS


FOR IMMEDIATE RELEASE                                              CONTACT
April 23, 2003                                                     Jerome Oslick
                                                                   202-872-7700



                  Farmer Mac Reports Record Quarterly Earnings



     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced net income for first quarter 2003 of $8.4 million, or $0.70 per diluted share, compared to $2.8 million and $0.23 per diluted share for fourth quarter 2002 and $7.2 million and $0.59 per diluted share for first quarter 2002.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's first quarter performance further evidences its ongoing financial strength as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners.

     "We are pleased with our record GAAP earnings. In addition, Farmer Mac focuses on its `core earnings' which, as described in this press release, is a non-GAAP measure developed by Farmer Mac to present net income less the after-tax effects of FAS 133 and less the after-tax net gains and losses on the repurchase of debt. Whereas Farmer Mac's GAAP earnings increased significantly, its core earnings were $5.9 million for first quarter 2003, compared to $5.9 million for fourth quarter 2002 and $5.3 million for first quarter 2002.

     "We are encouraged by the continuing improvements in the performance of the portfolio of loans underlying our guarantees and long-term standby purchase commitments ("LTSPCs"). As of March 31, 2003, non-performing assets were somewhat higher in dollars than they were a year ago at $94.8 million versus $87.1 million, but lower as a percentage of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs at 1.97 percent versus 2.32 percent last year. When real estate owned and loans performing in bankruptcy are excluded from this measure, 90-day delinquencies at March 31, 2003 were lower than they were on March 31, 2002 in both dollars and percentage terms, at $76.2 million (1.58 percent), compared to $79.2 million (2.11 percent) on March 31, 2002. These latter trends resulted from enhanced credit management efforts directed toward problem loan servicing and loss mitigation.

     "While we are pleased with our financial performance and progress on loan servicing, new business volume was down slightly in first quarter 2003. We believe this is traceable to general conditions in the agricultural mortgage market, affecting all agricultural mortgage lenders, and to residual effects of adverse publicity based on misinformation about Farmer Mac disseminated in 2002. Nonetheless, lender interest in Farmer Mac continues to rebound, a steady stream of new volume was added in the form of Farmer Mac I and II individual loan purchases and additions to existing LTSPC arrangements, and prospects for larger portfolio transactions continue to exist. First quarter 2003 financial results demonstrate the long-range stability of Farmer Mac's business model, based in large part on the annuity-like income from guarantee and commitment fees.

     "We believe Farmer Mac's financial condition and business prospects are strong, and that core earnings in 2003 will exceed core earnings of $1.90 per share in 2002."

     Farmer Mac is unable to provide an outlook for net income, the most comparable GAAP (generally accepted accounting principles in the United States) measure to core earnings. That GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risks in Farmer Mac's mortgage portfolio, which value is driven by fluctuations in interest rates that cannot reliably be projected.

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. These non-GAAP performance measures are used by Farmer Mac to develop financial plans, to measure Corporate performance, and to set incentive compensation. They provide relatively less volatile financial information, and are a more accurate representation of Farmer Mac's financial performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate performance and issue projections. These disclosures are not intended to replace GAAP information but, rather, to supplement it.

     One such measure is core earnings, which Farmer Mac developed to present net income less the after-tax effects of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and less the after-tax net gains and losses on the repurchase of debt that, prior to January 1, 2003, were reported as extraordinary items. Whereas Farmer Mac's GAAP income increased significantly, partly due to adverse effects of FAS 133 in the fourth quarter of 2002 and favorable effects of FAS 133 in the first quarter of 2003, its core earnings remained steady from quarter to quarter. Core earnings for first quarter 2003 were $5.9 million, compared to $5.9 million for fourth quarter 2002 and $5.3 million for first quarter 2002. The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

                                  Reconciliation of GAAP Results to Core Income
  -------------------------------------------------------------------------------------------------------------------------------

                                                                            Three Months Ended
                                     ------------------------------------------------------------------------------------------
                                               March 31,                     December 31,                     March 31,
                                                2003                            2002                            2002
                                     -----------------------------    ------------------------        -------------------------
                                                                 (in thousands, except per share amounts)
                                                        Per                            Per                             Per
                                                      Diluted                        Diluted                         Diluted
                                                       Share                          Share                           Share
                                                   ------------                    ------------                     -----------
 GAAP net income available
    to common stockholders               $  8,423     $ 0.70            $  2,777      $ 0.23            $7,202        $ 0.59

 Less the effects of FAS 133:
    Gains and (Losses) on financial
      derivatives and trading
      assets, net of tax
                                            2,441       0.20              (1,887)      (0.16)              146          0.01
    Benefit from non-amortization
      of premium payments
      on financial derivatives,
      net of tax
                                               81       0.01                  81        0.01               101          0.01

 Less gains and (losses) on the
    repurchase of debt previously
    reported as extraordinary items
                                                -         -               (1,313)     (0.11)             1,619          0.13

                                       ------------- -----------       -----------  -----------       -----------   -----------
 Core earnings                           $  5,901     $ 0.49            $  5,896     $ 0.49             $5,336        $ 0.44
                                       ------------- -----------       -----------  -----------       -----------   -----------



              Reconciliation of GAAP Results to Core Earnings
--------------------------------------------------------------------------------

                                             Year Ended
                                     ----------------------------
                                            December 31,
                                                2002
                                     ----------------------------

                                                         Per
                                                       Diluted
                                                        Share
                                                      ----------
 GAAP net income available
    to common stockholders                $21,295     $ 1.77

 Less the effects of FAS 133:
    Gains and (Losses) on financial
      derivatives and trading
      assets, net of tax
                                           (2,834)     (0.23)
    Benefit from non-amortization
      of premium payments
      on financial derivatives,
      net of tax
                                              375       0.03

 Less gains and (losses) on the
    repurchase of debt previously
    reported as extraordinary items
                                              890       0.07

                                         ----------  ----------
 Core earnings                            $22,864     $ 1.90
                                         ----------  ----------


     Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which increased net income by $2.5 million in first quarter 2003.

     The other two such non-GAAP measures are core business expenses and core business revenues. Farmer Mac believes its core business expenses are the provision for losses and the provision for loan losses, taken together with compensation and employee benefits, general and administrative expenses, and regulatory fees. Core business revenues are guarantee and commitment fees and net interest income. Farmer Mac believes a meaningful measure of its operating efficiency is the relationship of its core business expenses to its core business revenues.

Net Interest Income

     Net interest income, which does not include guarantee fees for loans purchased prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $9.5 million for first quarter 2003, compared to $8.7 million for fourth quarter 2002 and $7.5 million for first quarter 2002. The net interest yield was 95 basis points for first quarter 2003, compared to 88 basis points for fourth quarter 2002 and 89 basis points for first quarter 2002. The effects of FAS 140 for both first quarter 2003 and fourth quarter 2002 were a reclassification of approximately $1.1 million (11 basis points) of guarantee fee income as interest income. The effect of FAS 140 for first quarter 2002 was immaterial. The net interest yields for first quarter 2003, fourth quarter 2002 and first quarter 2002 included the benefits of yield maintenance payments of 14 basis points, 5 basis points and 7 basis points, respectively. For first quarter 2003, the effects on net income and diluted earnings per share resulting from yield
maintenance   payments   were  $0.9   million  and  $0.07  per  diluted   share,
respectively.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.1 million for first quarter 2003, compared to $5.1 million for fourth quarter 2002 and $4.6 million for first quarter 2002. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for first quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in accordance with FAS 140, compared to $1.1 million for fourth quarter 2002 and an immaterial amount for first quarter 2002.

Operating Expenses

     Compensation and employee benefits for first quarter 2003 were $1.4 million, compared to $1.2 million for fourth quarter 2002 and $1.3 million for first quarter 2002. General and administrative expenses for first quarter 2003 were $1.2 million, compared to $0.8 million for fourth quarter 2002 and $1.1 million for first quarter 2002. Regulatory fees for first quarter 2003 were $0.4 million, compared to $0.4 million for fourth quarter 2002 and $0.2 million for first quarter 2002. Discussion of the provision for losses is covered under the topic of Credit later in this release.

New Accounting Standards

     In January 2003, Farmer Mac adopted Statement of Financial Accounting Standards No. 145, which required that gains and losses from the extinguishment of debt that were reported on an after-tax basis as extraordinary items for prior reporting periods be reclassified as pre-tax items reported in the revenue section of the statement of operations. These reclassifications are for presentation purposes only and have no impact on Farmer Mac's cash flows from operations. For fourth quarter 2002, Farmer Mac reclassified an after-tax extraordinary loss of $1.3 million. For first quarter 2002, Farmer Mac reclassified an after-tax extraordinary gain of $1.6 million.

Capital

     Farmer Mac's core capital totaled $192.4 million as of March 31, 2003, compared to $184.0 million as of December 31, 2002 and $134.0 million as of March 31, 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income. Farmer Mac's core capital as of March 31, 2003 exceeded the statutory minimum capital requirement of $136.5 million by $55.9 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by the Farm Credit Administration ("RBC test"). That test determines the amount of regulatory capital (core capital plus allowances for losses) Farmer Mac would need to maintain positive capital during a ten-year period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of March 31, 2003, the RBC test generated a regulatory capital requirement of $57.9 million. Farmer Mac's regulatory capital of $213.5 million exceeded that amount by approximately $155.6 million. The $15.5 million decrease in the risk-based capital requirement from $73.4 million as of December 31, 2002 to $57.9 million as of March 31, 2003 was a result of changes in the interest rate environment and the ageing of Farmer Mac's loan portfolio. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of March 31, 2003, non-performing assets totaled $94.8 million, representing 1.97 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $87.1 million (2.32 percent) as of March 31, 2002. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or real estate owned. As described in more detail below, the year-to-year increase in dollars of non-performing assets reflects a group of loans that, though the borrowers on those loans have filed for bankruptcy protection, are current under the original loan terms or a court-approved bankruptcy plan and certain segments of the portfolio that are cycling through foreclosure and into the asset category real estate owned, which completes the involuntary loan liquidation process. The year-to-year decline in the ratio of non-performing assets to outstanding guarantees and commitments reflects the growth of the portfolio.

     As of March 31, 2003, Farmer Mac's 90-day delinquencies totaled $76.2 million, representing 1.58 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs. These figures are down from $79.2 million and 2.11 percent as of March 31, 2002. 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan. The difference between the non-performing asset and 90-day delinquency measures is the exclusion of the real estate owned asset category and loans performing in bankruptcy from 90-day delinquencies. The year-to-year decrease in both the dollars and percentage of 90-day delinquencies resulted from enhanced credit management efforts directed toward problem loan servicing and loss mitigation during 2002 and continuing into 2003. The Corporation believes "90-day delinquencies" is a more meaningful measure of future performance than "non-performing assets" because the former, unlike the latter, takes into account only those outstanding loans on which borrowers are not current on their required payments and does not include loans that have been liquidated.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of most Farmer Mac I loans.

     As certain cohort years of loan originations in Farmer Mac's portfolio of loans held and loans underlying LTSPCs and post-1996 Act Farmer Mac I Guaranteed Securities have entered, and started to exit, their peak default years, certain segments of the portfolio have begun to exhibit characteristics of a mature portfolio. For example, during 2001 and 2002, the portfolio had its first loans cycle through foreclosure and into the asset category real estate owned, which completes the involuntary loan liquidation process. As of March 31, 2003, Farmer Mac had $8.2 million of real estate owned, compared to $4.1 million a year earlier. During the foreclosure process, Farmer Mac devises a liquidation strategy that results in either an immediate sale of the property or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and requirements of local law. The portfolio also has developed a group of loans that, though the borrowers on those loans have filed for bankruptcy protection, are current under the original terms of the loans. Management believes that presenting non-performing assets is a more meaningful measure of business trends when presented in conjunction with the subset of 90-day delinquencies.

     Farmer Mac analyzes each loan in its portfolio of non-performing assets to measure impairment, based on the fair value of the underlying collateral. As of March 31, 2003, Farmer Mac's analysis of its $94.8 million of non-performing assets and their updated appraisals or management's estimates of discounted values indicated that $81.6 million of non-performing assets were adequately collateralized. On the remaining $13.2 million of non-performing assets, loan-by-loan analyses considering updated appraised values or management's estimates of discounted collateral values indicated individual collateral shortfall that totaled $2.6 million. Farmer Mac allocated specific allowances in that amount to those loans. As of March 31, 2003, after the allocation of specific allowances to under-collateralized loans, Farmer Mac had additional non-specific or general allowances of $18.5 million relating to inherent probable losses in the portfolio, bringing the total allowance for losses to $21.1 million.

     During first quarter 2003, Farmer Mac charged off $1.2 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During first quarter 2003, Farmer Mac recovered $0.2 million of losses previously charged off. Farmer Mac's total provision for losses was $2.1 million for first quarter 2003, compared to $2.1 million for fourth quarter 2002 and $2.0 million for first quarter 2002. As of March 31, 2003, Farmer Mac's allowance for losses totaled $21.1 million, or 44 basis points on the outstanding post-1996 Act loans, compared to $20.0 million (42 basis points) as of December 31, 2002 and $17.0 million (45 basis points) as of March 31, 2002. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, loan collection experience, and continuing provisions for the allowance for losses, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of March 31, 2003, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 4.4 percent, while a parallel decrease of 100 basis points would have decreased MVE by 5.7 percent. As of March 31, 2003, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 5.2 percent, while a parallel decrease of 100 basis points would have decreased NII by 5.7 percent. Farmer Mac also measures the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. Farmer Mac's MVE and NII were less sensitive to those non-parallel shocks than to parallel shocks. Finally, Farmer Mac's duration gap, a static measure of interest rate risk, was minus 3.0 months as of March 31, 2003.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. Farmer Mac uses derivatives principally as an alternative to traditional debt issuance in which it enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term mortgage assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of March 31, 2003, Farmer Mac had $707.1 million notional amount of floating-to-fixed interest rate swaps for terms ranging from one month to 15 years. In addition, Farmer Mac enters into interest rate swaps to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of March 31, 2003, Farmer Mac had $479.5 million of such interest rate swaps.

     Farmer Mac uses derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of March 31, 2003, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During first quarter 2003, the increase in net after-tax income resulting from FAS 133 was $2.5 million and the net after-tax increase in accumulated other comprehensive income was $1.1 million. During fourth quarter 2002, the reduction in net after-tax income resulting from FAS 133 was $1.8 million and the net after-tax decrease in accumulated other comprehensive income was $16.9 million. For first quarter 2002, the increases in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $0.1 million and $3.2 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions on Farmer Mac; (3) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy;
(4) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (5) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability of certain lenders to participate in its programs or the terms of any such participation; (6) Farmer Mac's access to the debt markets at favorable rates and terms; (7) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital level; (8) the outcome of the pending review of Farmer Mac by the General Accounting Office; (9) borrower preferences for fixed-rate agricultural mortgage indebtedness; (10) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (11) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage-backed and debt securities; or (12) the effects on the agricultural economy of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission ("SEC") on March 27, 2003. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's first quarter 2003 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, April 24, 2003, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.
                                  * * * *

                                       Federal Agricultural Mortgage Corporation
                                              Consolidated Balance Sheets
                                                   (in thousands)

                                                               March 31,           December 31,           March 31,
                                                                 2003                  2002                 2002
                                                         ------------------    ------------------   -------------------
                                                            (unaudited)            (audited)            (unaudited)
 Assets:
   Cash and cash equivalents                                $ 685,841             $ 723,800             $ 468,664
   Investment securities                                      887,280               830,409               957,632
   Farmer Mac Guaranteed Securities                         1,527,338             1,608,507             1,618,663
   Loans                                                    1,010,857               966,123               306,046
     Allowance for loan losses                                 (3,028)               (2,662)               (2,436)
                                                         ------------------    ------------------   -------------------
        Loans, net                                          1,007,829               963,461               303,610
   Real estate owned (net of valuation allowance                8,173                 5,031                 4,119
     of $0.6 million, $0.6 million and zero)
   Financial derivatives                                        1,134                   317                   317
   Interest receivable                                         39,720                65,276                36,116
   Guarantee and commitment fees receivable                     3,653                 5,938                 3,719
   Deferred tax asset                                           9,911                 9,666                 3,995
   Prepaid expenses and other assets                           23,548                10,510                14,716
                                                        ------------------    ------------------   -------------------
    Total assets                                          $ 4,194,427           $ 4,222,915           $ 3,411,551
                                                        ------------------    ------------------   -------------------
 Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                   $ 2,799,364           $ 2,895,746           $ 2,320,958
    Due after one year                                      1,032,348               985,318               890,702
                                                        ------------------    ------------------   -------------------
     Total notes payable                                    3,831,712             3,881,064             3,211,660
   Financial derivatives                                       89,875                94,314                14,765
   Accrued interest payable                                    30,772                29,756                22,701
   Accounts payable and accrued expenses                       34,603                17,453                10,452
   Reserve for losses                                          17,472                16,757                14,581
                                                        ------------------    ------------------   -------------------
    Total liabilities                                       4,004,434             4,039,344             3,274,159
   Preferred stock                                             35,000                35,000                     -
   Common stock at par                                         11,639                11,638                11,591
   Additional paid-in capital                                  82,536                82,527                81,691
   Accumulated other comprehensive (loss)/income               (2,418)                 (407)                3,391
   Retained earnings                                           63,236                54,813                40,719
                                                       ------------------    ------------------   -------------------
   Total Stockholders' Equity                                 189,993               183,571               137,392
                                                       ------------------    ------------------   -------------------
    Total Liabilities and Stockholders' Equity            $ 4,194,427           $ 4,222,915           $ 3,411,551
                                                       ------------------    ------------------   -------------------

                           Federal Agricultural Mortgage Corporation
                             Consolidated Statements of Operations
                           (in thousands, except per share amounts)

                                                                    Three Months Ended
                                                    ----------------------------------------------------
                                                       March 31,        December 31,       March 31,
                                                          2003              2002             2002
                                                    ----------------- ----------------- ----------------
                                                      (unaudited)        (audited)        (unaudited)
 Interest income:
  Investments and cash equivalents                     $ 9,177           $ 9,682         $ 10,327
  Farmer Mac Guaranteed Securities                      19,512            21,383           23,018
  Loans                                                 12,849            12,578            3,799
                                                   ----------------- ----------------- ----------------
 Total interest income                                  41,538            43,643           37,144
 Interest expense                                       32,086            34,914           29,674
                                                   ----------------- ----------------- ----------------
 Net interest income                                     9,452             8,729            7,470
 Provision for loan losses                               1,208             1,340                -
                                                   ----------------- ----------------- ----------------
 Net interest income after provision for loan losses     8,244             7,389            7,470

 Guarantee and commitment fees                           5,094             5,114            4,567
 Gains/(Losses) on financial derivatives
   and trading assets                                    3,756            (2,903)             224
 Gains/(Losses) on the repurchase of debt                    -            (2,020)           2,490
 Other income                                              251               114              391
                                                   ----------------- ----------------- ----------------
 Total revenues                                         17,345             7,694           15,142
                                                   ----------------- ----------------- ----------------

 Expenses:
  Compensation and employee benefits                     1,440             1,238            1,255
  General and administrative                             1,192               781            1,097
  Regulatory fees                                          383               383              196
  Provision for losses                                     895               808            2,016
                                                   ----------------- ----------------- ----------------
 Total operating expenses                                3,910             3,210            4,564
                                                   ----------------- ----------------- ----------------
 Income before income taxes                             13,435             4,484           10,578
 Income tax expense                                      4,452             1,147            3,376
                                                   ----------------- ----------------- ----------------
 Net income                                              8,983             3,337            7,202
 Preferred stock dividends                                (560)             (560)               -
                                                   ----------------- ----------------- ----------------
 Net income available to common stockholders           $ 8,423           $ 2,777          $ 7,202
                                                   ----------------- ----------------- ----------------
 Earnings per share:
    Basic earnings per share                            $ 0.72            $ 0.24           $ 0.62
    Diluted earnings per share                          $ 0.70            $ 0.23           $ 0.59



                   Federal Agricultural Mortgage Corporation
                            Supplemental Information


     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

                Farmer Mac Purchases, Guarantees and Commitments
  --------------------------------------------------------------------------------------
                                    Farmer Mac I
                         ------------------------------
                            Loans &
                           Guaranteed
                           Securities       LTSPCs        Farmer Mac II        Total
                         --------------- -------------- ----------------- ---------------
                                                 (in thousands)
For the quarter ended:
   March 31, 2003          $ 59,054      $ 166,574          $ 41,893       $ 267,521
   December 31, 2002         62,841        395,597            38,714         497,152
   September 30, 2002        58,475        140,157            37,374         236,006
   June 30, 2002            551,690        280,904            57,769         890,363
   March 31, 2002            74,875        338,821            39,154         452,850
   December 31, 2001         62,953        237,292            51,056         351,301
   September 30, 2001        75,135        246,472            42,396         364,003
   June 30, 2001             85,439        499,508            57,012         641,959
   March 31, 2001            48,600         49,695            47,707         146,002

For the year ended:
   December 31, 2002        747,881      1,155,479           173,011       2,076,371
   December 31, 2001        272,127      1,032,967           198,171       1,503,265



                        Farmer Mac Outstanding Loans, Guarantees and Commitments (1)
------------------------------------------------------------------------------------------------------------
                                            Farmer Mac I
                         ----------------------------------------------
                                   Post-1996 Act
                         -------------------------------
                            Loans &
                           Guaranteed                      Pre-1996
                          Securities (2)     LTSPCs           Act        Farmer Mac II        Total
                         --------------- --------------- -------------- ---------------- ----------------
                                                          (in thousands)
 As of:
  March 31, 2003           2,111,867      $2,732,620       $ 29,216        $ 650,152      $ 5,523,855
  December 31, 2002        2,168,994       2,681,240         31,960          645,790        5,527,984
  September 30, 2002       2,127,460       2,407,469         35,297          630,452        5,200,678
  June 30, 2002            2,180,948       2,336,886         37,873          617,503        5,173,210
  March 31, 2002           1,655,485       2,126,485         41,414          592,836        4,416,220
  December 31, 2001        1,658,716       1,884,260         48,979          595,156        4,187,111
  September 30, 2001       1,605,160       1,731,861         58,813          608,944        4,004,778
  June 30, 2001            1,572,800       1,537,061         65,709          579,251        3,754,821
  March 31, 2001           1,466,443       1,083,528         72,646          549,003        3,171,620



                                  Outstanding Balance of Loans Held and Loans Underlying
                                    On-Balance Sheet Farmer Mac Guaranteed Securities
---------------------------------------------------------------------------------------------------------------------------
                                 Fixed Rate
                                (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                                 Avg. term)           ARMs & Resets              ARMs                   Total
                             --------------------   ------------------   ----------------------  --------------------
                                                                 (in thousands)
 As of:
     March 31, 2003               $ 880,316          $ 1,057,310             $ 515,910             $ 2,453,536
     December 31, 2002            1,003,434              981,548               494,713               2,479,695
     September 30, 2002           1,000,518              934,435               498,815               2,433,768
     June 30, 2002                1,016,997              892,737               516,892               2,426,626
     March 31, 2002                 751,222              797,780               350,482               1,899,484
     December 31, 2001              764,115              790,948               302,169               1,857,232


                                        Non-Performing Assets and 90-Day Delinquencies
-----------------------------------------------------------------------------------------------------------------------------------
                             Outstanding
                            Post-1996 Act                                        Less:
                               Loans,             Non-                          REO and
                           Guarantees and      Performing                      Performing           90-Day
                               LTSPCs          Assets (3)     Percentage      Bankruptcies      Delinquencies (4)      Percentage
                        ------------------  --------------  -------------   ---------------   ---------------------  --------------
                                                                 (dollars in thousands)
 As of:
   March 31, 2003          $ 4,820,887        $ 94,822         1.97%           $ 18,662             $ 76,160            1.58%
   December 31, 2002         4,821,634          75,308         1.56%             17,094               58,214            1.21%
   September 30, 2002        4,506,330          91,286         2.03%             11,460               79,826            1.77%
   June 30, 2002             4,489,735          65,196         1.45%             14,931               50,265            1.12%
   March 31, 2002            3,754,171          87,097         2.32%              7,903               79,194            2.11%
   December 31, 2001         3,428,176          58,279         1.70%              3,743               54,536            1.59%
   September 30, 2001        3,318,796          71,686         2.16%              5,183               66,503            2.00%
   June 30, 2001             3,089,460          53,139         1.72%              4,274               48,865            1.58%
   March 31, 2001            2,562,374          67,134         2.62%              2,154               64,980            2.54%





                Distribution of Post-1996 Act
          Non-performing Assets by Original LTV Ratio
                   as of March 31, 2003
-----------------------------------------------------------------
                 (dollars in thousands)
                            Non-performing
  Original LTV Ratio            Assets             Percentage
-----------------------   -------------------    ----------------
   0.00% to 40.00%            $ 10,107                11%
  40.01% to 50.00%              14,812                15%
  50.01% to 60.00%              32,044                34%
  60.01% to 70.00%              34,994                37%
  70.01% to 80.00%               2,314                 2%
  80.01% +                         551                 1%
                          -------------------    ----------------
           Total              $ 94,822               100%
                          -------------------    ----------------




           Distribution of Post-1996 Act Non-performing Assets
                       by Loan Origination Date
                         as of March 31, 2003
----------------------------------------------------------------------------
                         (dollars in thousands)
     Loan                                 Outstanding
  Origination      Non-performing         Guarantees          Delinquency
     Date              Assets             and LTSPCs             Rate
----------------  ------------------  --------------------  ----------------
  Before 1994          5,615               656,706              0.86%
     1994                525               161,094              0.33%
     1995              5,523               152,784              3.61%
     1996             13,751               348,287              3.95%
     1997             15,874               379,679              4.18%
     1998             17,212               686,499              2.51%
     1999             17,089               733,962              2.33%
     2000             10,643               435,926              2.44%
     2001              7,274               611,339              1.19%
     2002              1,316               570,185              0.23%
     2003                  -                84,426              0.00%
                  ------------------  --------------------  ----------------
   Total            $ 94,822             $ 4,820,887            1.97%
                  ------------------  --------------------  ----------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2)  Periods prior to June 30, 2001 include only Guaranteed Securities.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) and real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.